News Release

Amersham Expands Scope of its Licence to DNA Microarray Patents from Oxford Gene Technology

London, UK. (30 October, 2003) — Amersham (LSE, NYSE, OSE: AHM), a world leader in medical diagnostics and in life sciences, has signed a deal that expands the scope of its rights, under its existing licence, to key patents in Oxford Gene Technology (OGT, Oxford, UK) DNA microarray patent portfolio.

The expanded rights give Amersham access to OGT’s sequence variation patents as well as core patents relating to analysing polynucleotide sequences. In addition Amersham has obtained rights to sublicense the technology in the research and clinical diagnostic markets. This agreement places Amersham in a strong position, most notably in the clinical diagnostic fields, where CodeLink™ bioarray technologies can now be partnered with the company’s pharmaceutical customers in this rapidly growing and exciting application of personalised medicine.

“This relationship with OGT will greatly strengthen our CodeLink bioarray platform and will help position CodeLink as the most advanced technology within the scientific community to enable both research and clinical diagnostic applications. Our ability to sublicense this technology will also enable Amersham to make key partnership decisions, especially in the clinical diagnostic field,” said Sir William Castell, Chief Executive, Amersham. “This agreement now paves the way for Amersham to expand the CodeLink product family and to develop CodeLink as a clinical diagnostic platform.”

“OGT has long had a strong and mutually supportive relationship with Amersham, and with the granting of sublicensing rights to key DNA microarray patents, OGT hopes to promote and encourage continued technology development,” said Professor Sir Edwin Southern, Chairman of OGT. “The agreement with Amersham underscores the importance of OGT’s intellectual property, which covers the manufacture and use of DNA microarrays in genetic and genomic research.”

The CodeLink bioarray product line for gene expression profiling and determining genetic variation features a unique three-dimensional matrix that improves and simplifies the binding of DNA probes on the array. CodeLink products currently available for researcher use include high density ready-to-order arrays of mouse, rat, and human genes, as well as a prepared array of human P450 single nucleotide polymorphisms (SNPs), and an ADME rat array. CodeLink Custom Bioarrays are also available with tailored subsets of mouse, rat, or human genes or SNPs, with gene content provided by the customer or supplied by Amersham Biosciences, the life science business of Amersham.

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Enquiries:

UK
Investors:
Alexandra Morris	Tel +44 1494 542 051

Media:
Dr. Graeme Holland	Tel: +44 1494 542 115
Dr. Lynne Gailey	Tel: +44 1494 542 050

US
Investors and Media:
Lucy Morrison	Tel: +1 732 457 8092

Notes to Editors:

Amersham plc (LSE.NYSE, OSE: AHM) is a world leader in medical diagnostics and in life sciences. Headquartered in the UK, the company had sales of £1.62 billion in 2002 and has over 10,000 employees worldwide. Its strategy is to build its position as a leading provider of products and technologies enabling disease to be better understood, diagnosed earlier and treated more effectively.

Amersham Biosciences, the life sciences business of Amersham, is a world leader in developing and providing integrated systems and solutions for disease research, drug development and manufacture. Our systems are used to uncover the function of genes and proteins, for the discovery and development of drugs and for the manufacture of biopharmaceuticals. The customers for Amersham Biosciences’ products and technology are pharmaceutical and biotechnology companies and research and academic institutions, principally in North America, Europe, Latin America and Asia.

Amersham — bringing vision to medical discovery

For additional information, visit the Amersham plc web site at www.amersham.com or the Amersham Biosciences web site at www.amershambiosciences.com

Oxford Gene Technology, is a private UK company founded in 1995 to exploit the fundamental invention related to DNA microarray technology made at Professor Southern’s laboratories in Oxford in the late 1980’s. The value of this work to the genomics field was recognised in the recent Queen’s Honours list when Professor Southern received a knighthood. OGT’s original strengths in DNA microarray technology are under continuous development and through its Microarray Services Business Unit, and strong patent position, offers clients access to a range of skills, problem solving abilities and product prototyping services. In particular, OGT has a range of molecular tool technologies with primary applications in genomics and proteomics. OGT promotes the commercial value of its technologies through an open licensing policy.

For additional information visit OGT’s web site at www.ogt.co.uk

Cautionary statement for purposes of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 provides for a “safe harbor” for forward-looking statements. This press release contains certain forward-looking statements, which reflect the Company’s views about future events and financial performance. The following important factors could cause actual results to differ materially from those projected or implied in any forward-looking statements:

i.	Changes in demand for the products of Amersham plc worldwide or the markets for those products, as well as changes in management’s expectation of the development of new markets and the timing of completion of various trials leading to the introduction of new products.

ii.	Changes in the cost or supply of raw materials, changes in interest rates and the impact of competition; and

iii.	Price controls and price reductions, fluctuations in exchange rates for foreign currencies, changes in governmental regulation, and the risk of loss of patents or trademarks.

Readers should also review the statements included in “Item 3. Key Information. D. Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the United States Securities and Exchange Commission (File No. 1-14710) for a discussion of additional factors or events which could cause actual results to differ materially from those projected or implied in any forward-looking statements.

The foregoing factors should not be construed as exhaustive. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on these forward-looking statements. In any event, these statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

     This document contains forward-looking statements. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of General Electric Company (“General Electric”) resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions of the acquisition, General Electric’s ability to successfully combine the business of GE Medical Systems and Amersham and to realise expected synergies from the acquisition, and changes in global, political, economic, business, competitive, market and regulatory forces. More detailed information about certain of these factors is contained in General Electric’s and Amersham’s filings with the SEC. Neither General Electric nor Amersham undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

     This document does not constitute an offer for sale of any securities or an offer or an invitation to purchase any such securities. If and when General Electric commences its acquisition for Amersham securities and the acquisition is implemented by way of a UK scheme of arrangement, any securities to be issued pursuant to the scheme of arrangement will not be registered under the Securities Act of 1933 but will be issued in reliance on the exemption provided by Section 3(a)(10) thereof and Amersham will furnish the acquisition document to the SEC under cover of a Form 6-K. If and when General Electric commences its acquisitions for Amersham securities and the acquisition is implemented by way of an offer rather than a scheme of arrangement, General Electric will file a Registration Statement relating to the offer with the SEC. If General Electric files a Registration Statement with the SEC, it will contain a prospectus and other documents relating to the offer. Such prospectus and other documents will contain important information about General Electric, Amersham, the offer and related matters. Holders of Amersham securities who are US persons or who are located in the United States are urged to read such prospectus (if any) and other documents that would form part of such Registration Statement if and when it becomes available before they make any decision with respect to the offer. Holders of Amersham securities should also read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Amersham relating to the offer. Such prospectus and any other relevant documents filed by General Electric and Amersham with the SEC will be available free of charge at the SEC’s web site at www.sec.gov and from General Electric. These documents will also be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, US. For further information about the public reference room, call the SEC at +1 800 732 0330.